Deferred Annuity Contract

                                                      American Enterprise Life
(logo)                                                Insurance Company
AMERICAN                                              Administrative Offices:
EXPRESS                                               [829 AXP Financial Center]
                                                      [Minneapolis, MN 55474]


This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, American Enterprise Life Insurance Company, a Stock Company, Indianapolis, Indiana. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Retirement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by American Enterprise Life Insurance Company of Indianapolis, Indiana, as of the contract date.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE PAGE 12 FOR VARIABLE PROVISIONS.

PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. SEE PAGE 14 FOR MARKET VALUE ADJUSTMENT PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value, including any Market Value Adjustment, if applicable, at the end of the Valuation Period during which we receive the contract; and (2) any premium tax charges paid. This contract will then be considered void from its start.

/s/ Teresa J. Rasmussen                         /s/ Carol A. Holton
-----------------------                         --------------------
    Teresa J. Rasmussen                             Carol A. Holton
    Secretary                                       President



o   Flexible Purchase Payments
o   Investment Experience Reflected in Benefits
o   Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments
o   Annuity Payments to Begin on the Retirement Date
o   This Contract is Nonparticipating -- Dividends Are Not Payable


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                         Guide to Contract Provisions



Definitions               Important words and meanings .................. Page 3

General Provisions        Entire contract; Annuity tax qualification; Contract
                          modification;  Incontestability; Benefits based on
                          incorrect data;  State laws;  Reports to owner;
                          Evidence of survival; Protection  of proceeds;
                          Payments by us;  Voting rights ................ Page 5

Ownership and             Owner rights; Change of ownership; Beneficiary; Change
Beneficiary               of Beneficiary; Assignment .................... Page 6

Payments to Beneficiary   Describes options and amounts payable upon
                          death ......................................... Page 7

Purchase Payments         Purchase payments amounts; Payment limits; Allocations
                          of purchase payments .......................... Page 9

Contract Value            Describes the fixed and variable account contract
                          values; Interest to be credited; Contract
                          administrative charge; Premium taxes; Transfers of
                          contract values; Dollar Cost Averaging
                          Program ...................................... Page 10

Fixed and Variable        Describes the fixed account; Describes Guarantee
Accounts                  Period Accounts; Describes the variable subaccounts,
                          accumulation units and values; Net investment factor;
                          Mortality and expense risk charge; Variable account
                          administrative charge; Annuity unit value .... Page 12

Withdrawal Provisions     Contract withdrawal for its withdrawal value;
                          Rules for withdrawal; Market Value
                          Adjustment ................................... Page 14

Annuity Provisions        When annuity payments begin; Different ways to receive
                          annuity payments; Determination of payment
                          amounts ...................................... Page 16

Tables of Annuity Rates   Tables showing the amount of the first variable
                          annuity payment and the guaranteed fixed annuity
                          payments for the various payment plans ....... Page 18


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                                   Definitions

The following words are used often in this contract. When we use these words, this is what we mean:

Accumulation Unit
An accumulation unit is an accounting unit of measure. It is used to calculate the variable account contract value prior to annuitization.

Annuitant
The person or persons on whose life monthly annuity payments depend.

Annuitization
The application of the contract value of this contract to provide annuity payments.

Annuity Payment Plan

The payment plan you choose to allocate your contract value to at annuitization. You then receive annuity payments from us at regular intervals.

Annuity Unit
An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable account on and after annuitization.

Code
The Internal Revenue Code of 1986, as amended.

Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

Contract Date
It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

Contract Value
The sum of the: (1) fixed account contract value; and (2) variable account contract value.

Fixed Annuity
A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

Guarantee Period Accounts
These are fixed accounts to which you may allocate purchase payments and contract values. Guaranteed Period Accounts have guaranteed interest rates declared periodically with guarantee periods ranging from 2 to 10 years. Withdrawals or transfers from a Guarantee Period Account prior to the end of the specified term will receive a Market Value Adjustment which may result in a gain or loss of principal.

IRA Contract
A contract used in or under a retirement plan or program that is intended to qualify as an Individual Retirement Annuity under Section 408(b) of the Code.

IRA Required Minimum Distributions
These are the minimum distributions Code Section 408(b)(3) requires to be distributed from an IRA, beginning not later than the April 1 following the calendar year you reach age 70 1/2 (Required Beginning Date).

Market Value Adjustment
A positive or negative adjustment assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its guaranteed period.

Nonqualified Contract
A contract used primarily for retirement purposes that is not intended to qualify as an IRA contract.

One Year Fixed Account
It is an account to which you may allocate purchase payments and contract values. Amounts you allocate to the one year fixed account earn guaranteed interest rates that we declare periodically.

Retirement Date
The date shown under Contract Data on which annuity payments are to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

Valuation Date
A valuation date is each day the New York Stock Exchange is open for trading.

Valuation Period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Variable Account
Consists of separate subaccounts to which you may allocate purchase payments and contract values; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

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Variable Annuity
A variable annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

We, Us, Our
American Enterprise Life Insurance Company.

Written Request
A request in writing signed by you and delivered to us at our administrative office.

You, Your
The owner of this contract. In a non-qualified contract, the owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.


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                           General Provisions

Entire Contract
This contract form, any endorsements or riders and a copy of your application are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Annuity Tax Qualification
This contract is intended to qualify as an annuity contract under Section 72 of the Code for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, notwithstanding any other provisions to the contrary.

Contract Modification
We reserve the right to modify this contract to the extent necessary to:

1. qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract; and

2. qualify this contract as an IRA contract, if applicable, under Sections 408 and 219 of the Code and all related laws and regulations which are in effect during the term of this contract.

We will obtain any necessary approval of any regulatory authority for the modifications.

Incontestable
This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data
Payments under the contract will be based on the annuitant's birthdate and sex. If the annuitant's birthdate or sex or your birthdate has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

State Laws
This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash withdrawal or death benefits available under the contract are not less than the minimum benefits required by any statute of the state in which the contract is delivered.

Reports to Owner
At least once a year we will send you a statement showing the contract value and the cash withdrawal value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

Evidence of Survival
Where any payments under this contract depend on the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

Protection of Proceeds
Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments by Us
All sums payable by us are payable at our administrative office. Any payment or withdrawal from a variable annuity is based on the variable contract value.

Voting Rights
So long as federal law requires, we will give certain voting rights to contractowners. As contractowner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

                            Ownership and Beneficiary

Owner Rights
As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

If this is an IRA contract, you shall be the annuitant, and during your life you will have the sole and absolute power to receive and enjoy all rights under the contract. Your entire interest is nonforfeitable. Joint ownership is not permitted.

If you are a tax-qualified trust or tax-qualified custodial account (including an IRA custodial account), your trustees or custodian properly named by your trust or custodial agreement may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership
If this is an IRA contract, your right to change the ownership is restricted. This contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under
Section 408 of the Code, or under any other applicable section of the Code. Your interest in this contract may be transferred to your former spouse, if any, under a divorce decree or a written instrument incidental to such divorce.

However, if this contract is owned by a trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account (including an IRA custodial account), such trustee or custodian may transfer ownership of the contract to the annuitant or to a qualified successor trustee or custodian.

If this is a nonqualified contract, you may change the ownership.

Any change of ownership as provided above must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Beneficiary
Beneficiaries are those you have named in the application or later changed as provided below, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. We will pay the benefits equally to all primary beneficiaries living when the benefit becomes payable due to death, in accordance with your last beneficiary designation on file. If none survive, we will pay the benefits equally to all contingent beneficiaries then living. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary
You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Assignment
If this is an IRA contract, you may not assign this contract as collateral.

If this is a nonqualified contract, you can assign this contract or any interest in it while the annuitant is living. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our administrative office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our administrative office. We are not responsible for the validity of any assignment.

                             Payments to Beneficiary


Death Benefits Before Annuitization
A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

The death benefit shall be either Option A or Option B (described below) as you elected in your application and as is shown under Contract Data. Option A shall apply if you or the annuitant are age 80 or older as of the contract date. The death benefit option cannot be changed.

Option A - We will pay the beneficiary the greater of the following amounts:

1.  the contract value; or

2. the total payments made to the contract minus "adjustments for partial withdrawals".

Option B - We will pay the beneficiary the greatest of the following amounts:

1.  the contract value; or

2. the total payments made to the contract minus "adjustments for partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death, plus any purchase payments since that anniversary, minus any "adjustments for partial withdrawals" since that anniversary.

"Adjustments for Partial Withdrawals"
 Under either death benefit Option A or B, adjustments for partial withdrawals are calculated for each partial withdrawal as the product of (a) times (b) where:

    (a) is the ratio of the amount of the partial withdrawal (including any withdrawal charges) to the contract value on the date of (but prior to) the partial withdrawal; and

    (b) is the death benefit on the date of (but prior to) the partial withdrawal.

"Maximum Anniversary Value (MAV)"
This is the greatest of your contract values on any contract anniversary before either your or the annuitant's 81st birthday, plus subsequent purchase payments minus adjustments for partial withdrawals. We calculate the MAV on each contract anniversary through age 80. There is no MAV prior to the first contract anniversary. On the first contract anniversary we set the MAV equal to the greater of your (a) current contract value, or (b) total purchase payments minus "adjustments for partial withdrawals".

Every contract anniversary after that, through age 80, we compare the previous anniversary's MAV, plus any payments since that anniversary minus "adjustments for partial withdrawals since that anniversary, to the current contract value and we reset the MAV to the higher amount. We stop resetting the MAV after you or the annuitant reach age 81. However we continue to add any subsequent purchase payments to and subtract "adjustments for partial withdrawals" from the MAV.

Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our administrative office.

Payment of Nonqualified Contract Death Benefit Before Annuitization
The above death benefit will be payable in a lump sum upon the receipt of due proof of death of you or the annuitant, whichever first occurs. The beneficiary may elect to receive payment any time within five years after the date of death.

The above death benefit will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving joint spouse elects to continue the contract.

In lieu of a lump sum, payments may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and

3.  payments must begin no later than one year after the date of death.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.


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Payment of IRA Contract Death Benefit Before Annuitization
The above death benefit will be payable in a lump sum upon the receipt of due proof of death. Under the Code, distributions are considered to have begun if they are made when you reach your IRA required beginning date or if you have annuitized according to applicable Treasury Regulations.

If distributions from your IRA have begun but you have not annuitized before your death, your beneficiary must continue using the same method, or a faster method, than you were using for your required minimum distributions, to receive the death benefit.

If distributions from your IRA have not begun and you have not annuitized before your death, your beneficiary may take one or more distributions so that the entire death benefit is received by December 31 of the calendar year containing the fifth anniversary of your death.

 In lieu of taking payments within five years, payments may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. the plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and

3. payments must begin no later than one year after the year your death occurs, in the case of a non-spouse beneficiary, or by December 31 of the year in which you would have turned age 70 1/2, in the case of a spouse beneficiary.

Payment amounts, durations and life expectancy calculations must comply with
Section 401(a)(9) of the Code and regulations thereunder.

You or your beneficiary, as applicable, shall have the sole responsibility for requesting a distribution that complies with this Contract and applicable law.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Spouse's Option to Continue Contract
For nonqualified contracts: If you die prior to annuitization and your spouse is the sole beneficiary or co-owner of the contract, your spouse may keep the contract in force as owner and may make additional purchase payments to the contract.

For IRA contracts: If you die prior to your required beginning date and your spouse is the sole beneficiary, your spouse may keep the contract in force as his or her own IRA. As owner, your spouse may make additional payments to the contract. As owner, your spouse's life will determine the IRA required beginning date and minimum distribution amounts. If you die after your required beginning date, spousal continuation of this contract is not available.

Election by the spouse to continue the contract must be made by written request within 60 days after we receive proof of death. Upon such continuation the contract value shall be equal to the death benefit that would otherwise have been paid. Withdrawal charges under the continued contract shall only apply to additional purchase payments made during a contract year which has a withdrawal charge as indicated under Contract Data.

Death After Annuitization
If you or the annuitant die after annuitization, the amount payable to the beneficiary, if any, will be as provided in the Annuity Payment Plan then in effect.

                                Purchase Payments

Purchase Payments
Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our administrative office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Additional Purchase Payments
Additional purchase payments may be made until the earlier of:

1.  the date this contract terminates by withdrawal or otherwise; or

2.  the date on which annuity payments begin.

Additional purchase payments are subject to the "Payment Limits Provision" below.

Payment Limits Provision
Maximum Purchase Payments -- The maximum total contract purchase payments may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Additional Purchase Payments -- You may make additional purchase payments of at least the amount shown in Contract Data.

In addition, if this is an IRA contract, except as otherwise provided in this paragraph, the total purchase payments for any taxable year may not exceed the limit described in Section 408(b) of the Code or as otherwise provided in the Code and all related laws and regulations which are in effect during the term of this contract. In the case of a rollover contribution described in Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3) or 457(e)(16) of the Code, there is no limit on the amount of your purchase payment.

No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA prior to the expiration of the two-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

You shall have the sole responsibility for determining whether purchase payments meet applicable income tax requirements.

All purchase payments must be made in cash. If you die before the entire interest in this contract has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

Allocation of Purchase Payments
You instruct us on how you want your purchase payments allocated among the fixed account(s) and variable subaccounts. Your choice for the fixed account(s) and each variable subaccount may be made in any whole percent from 0% to 100%. Your allocation instructions as of the contract date are shown under Contract Data. We reserve the right to limit the maximum number of accounts and/or subaccounts to which you can allocate purchase payments or contract value at any time.

If purchase payments are allocated to a Guarantee Period Fixed Account, the period you select will determine the guaranteed interest rate applicable that will be payable for the guaranteed period.

By written request, or by another method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our administrative office.

                                 Contract Value

Contract Value
The contract value at any time is the sum of:

1.  the fixed account contract value; and

2.  the variable account contract value.

If:

1.  part or all of the contract value is withdrawn; or

2.  charges described herein are made against the contract value;

then a number of accumulation units from the variable subaccounts and an amount from the fixed account(s) will be deducted to equal such amount. For withdrawals, deductions will be made from the fixed account(s)or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account(s) will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value
The variable account contract value at any time will be:

1. the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments and any contract value so allocated, or transfers among the variable and fixed accounts; less
2.  the value of any units deducted for charges or withdrawals.

Fixed Account Contract Value
The Fixed Account is comprised of the One Year Fixed Account and the Guarantee Period Accounts.

The fixed account contract value at any time will be:

1. the sum of all purchase payments allocated to the fixed account(s), plus interest credited; plus

2.  any  amounts   transferred  to  the  fixed  account(s)  from  any  variable subaccount, plus interest credited; less

3.  any  amounts   transferred  from  the  fixed  account(s)  to  any  variable subaccount; less

4.  any amounts deducted for charges, market value adjustments or withdrawals.

Interest to be Credited
We will credit interest to the fixed account contract value. Interest will begin to accrue daily on the date the purchase payments which are received in our administrative office become available for us to use. Such interest will be credited at rates that we determine from time to time. However, we guarantee that the rate will not be less than a 3% effective annual interest rate.

Contract Administrative Charge
We charge a fee for establishing and maintaining our records for this contract. The charge per year is shown in the Contract Data and is deducted from the contract value at the end of each contract year. The charge deducted will be prorated among the variable subaccounts, the one-year fixed account and guarantee period accounts in the same proportion your interest in each bears to the total contract value.

We waive the annual contract administrative charge for any contract year where the contract value immediately prior to the deduction of the contract administrative charge is equal to or more than as shown in the Contract Data.

If you make a full withdrawal of this contract, we deduct the full contract administrative charge at the time of full withdrawal regardless of contract value.

The charge does not apply at or after annuitization of this contract or at the time a death benefit is paid.

Premium Tax Charges
We reserve the right to assess a charge against the contract value of this contract for any applicable premium tax assessed to us by a state or local government. This charge could be deducted when you make purchase payments, or make a full withdrawal of the contract value or at the time of annuitization.

Transfers of Contract Values
While this contract is in force prior to annuitization, transfers of contract values may be made as outlined below.

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts or Guarantee Period Accounts. Subject to Item 2, you may also transfer values held in one or more of the variable subaccounts to the one-year fixed account.


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2.  Once a year, on or within the 30 days before or after a contract anniversary you may transfer values from the one-year fixed account to one or more of the variable subaccounts or Guarantee Period Accounts. If such a transfer is made, no transfers from any variable subaccount or Guarantee Period Account back to the one-year fixed account may be made for six months after such a transfer.

3. You may transfer values from your Guarantee Period Accounts to one or more variable subaccounts or other Guarantee Period Accounts any time after 60 days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Subject to Item 2, you may also transfer values from your Guarantee Period Accounts to the one-year fixed account anytime after 60 days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Any transfer done more than 30 days before the end of the applicable guarantee period will be subject to a market value adjustment.

You may make a transfer by written request. Telephone / electronic transfers may also be made according to telephone / electronic procedures that are then currently in effect, if any. There is no fee or charge for these transfers. The minimum transfer amount is usually $500, or if less, the entire value in the subaccount or in the fixed account(s) from which the transfer is being made, or other such minimum amounts agreed to by us. However, the minimum transfer into a Guarantee Period Account is $1,000.

We may suspend or modify transfer privileges at any time. The right to transfer contract values between the subaccounts is also subject to modification if we determine, in our sole discretion, that the exercise of that right by one or more contract owners is, or would be, to the disadvantage of other contract owners. Any modification could be applied to transfers to or from some or all of the subaccounts. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner or limiting the dollar amount that may be transferred between the subaccounts and the fixed account by a contract owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other contract owners.

Dollar Cost Averaging Program
You may authorize the transfer of an amount, at the interval selected by you, from the DCA Fixed Account Option to any variable subaccount. All amounts that are allocated to a DCA Fixed Account Option will be transferred out in specified amounts within the specified DCA Fixed Account period from either the one-year Fixed Account or the 2-year Guarantee Period Account (without market value adjustment). The values credited and applied to your contract are determined on each date of transfer. You may terminate the DCA Fixed Account Option at any time. Upon termination any amount remaining in the DCA Fixed Account Option will be transferred to the one-year Fixed Account. We reserve the right to change the terms and conditions of the DCA program at any time.

                           Fixed and Variable Accounts

The Fixed Account
The fixed account is comprised of the One Year Fixed Account and the Guarantee Period Accounts.

     One Year Fixed Account
     The One Year Fixed Account is our general account. It is made up of all our assets other than those in:

     1.   The Variable Account; and
     2. Any other segregated asset accounts, including the Guarantee Period Accounts.

     We back the principal and interest guarantees relating to the One Year Fixed Account. Purchase payments and transfers to the One Year Fixed Account become part of our general account.

     Guarantee Period Accounts The Guarantee Period Accounts are part of a "nonunitized" segregated asset account (Separate Account). We have established the separate account for the purpose of facilitating accounting and investment processes we undertake in offering guaranteed interest for periods you can select ranging from 2 to 10 years. This separate account may not be charged with liabilities from any other separate account or our general account. We back the principal and interest guarantees relating to the Guarantee Period Accounts. The minimum investment in any Guarantee Period Account is as indicated on your Contract Data.

The Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account
Purchase payments applied to the variable account will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds the variable subaccounts buy shares from if laws or regulations change, the existing funds become unavailable or, in the judgment of American Enterprise Life, the funds are no longer suitable for the subaccounts. We have the right to substitute any funds for those shown under Contract Data, including funds other than those shown under Contract Data.

We may also:

o   add new subaccounts,
o   combine any two or more subaccounts,
o   make additional subaccounts investing in additional funds,
o   transfer assets to and from the subaccounts or the variable account, and
o   eliminate or close any subaccounts.

We would first seek approval of the Securities and Exchange Commission if necessary, and, where required, the insurance regulator of the state where this contract is delivered.

Valuation of Assets
Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units
The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1.  purchase payments allocated to the subaccount; and

2.  transfers to the subaccount;

and subtracting the number of accumulation units resulting from:

1.  transfers from the subaccount; and

2.  withdrawals (including withdrawal and other charges) from the subaccount;
    and

3. contract administrative charge or any rider charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.  is the amount allocated to or deducted from the subaccount; and

2. is the accumulation unit value for the subaccount for the respective valuation period during which we received the purchase payment or transfer value, or during which we deducted transfers, withdrawals, withdrawal or other charges or contract administrative charges.

Variable Account Accumulation Unit Value
The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor
The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.  is the sum of:

    1. the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

    b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period; and

3.  is a factor representing the mortality and expense risk charge; and

4.  is a factor representing the variable account administrative charge.

Mortality and Expense Risk Charge
In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts. The mortality and expense risk charge for your contract is shown under Contract Data. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be:

1.  made from each variable subaccount; and

2.  computed on a daily basis.

Variable Account Administrative Charge
In calculating unit values, we will deduct a variable account administrative charge from the variable subaccounts. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.  made from each variable subaccount; and

2.  computed on a daily basis.

Annuity Unit Value
The value of an annuity unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

1. the annuity unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. the result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the annuity tables on Page 18.

                              Withdrawal Provisions

Withdrawal
By written request and subject to the rules below you may:

1.  withdraw this contract for the total withdrawal value; or

2.  partially withdraw this contract for a part of the withdrawal value.

Rules for Withdrawal
All withdrawals will have the following conditions.

1.  You must apply by written request or other method agreed to by us:

    a. while this contract is in force; and

    b. prior to the earlier of beginning an annuity payment plan or the death of the annuitant or owner.

2. You must withdraw an amount equal to at least $500. Each variable subaccount value and the fixed account value after a partial withdrawal must be either $0 or at least $50.

3. The amount withdrawn, less any charges, will normally be mailed to you within seven days of the receipt of your written request and this contract, if required.

    For withdrawals from the fixed account, we have the right to defer payment to you for up to six months from the date we receive your request.

4. For partial withdrawals, if you do not specify from which account the withdrawal is to be made, the withdrawal will be made from the variable subaccounts and the fixed account(s) in the same proportion as your interest in each bears to the contract value.

5.  Any amounts withdrawn and charges which may apply cannot be repaid.

Upon withdrawal for the full withdrawal value this contract will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

Withdrawal Value
The withdrawal value at any time will be:

1.  the contract value;
2.  plus or minus any applicable market value adjustment;
3.  minus the full contract administrative charge;
4.  minus any withdrawal charge.

Withdrawal Charge
If you withdraw all or a part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if you make a withdrawal during a contract year which has a withdrawal charge as indicated under Contract Data. Refer to Waiver of Withdrawal Charges for situations when withdrawal charges are not deducted.

We determine your withdrawal charge by multiplying the amount you withdraw by the applicable withdrawal charge percentage.

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge. The withdrawal charge is applied to this total amount. We pay you the amount you requested.

The withdrawal charge percentage depends upon the contract year in which you make the withdrawal as shown under Contract Data.

Market Value Adjustment
With respect to the Guarantee Period Accounts, any amount withdrawn, transferred or annuitized prior to the end of that guarantee period may be subject to a Market Value Adjustment. The Market Value Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

Amount   x    (  ( (1 + i) /  (1 + j + 0.001) )(to the power of n/12)  - 1  )

Where:   i  =  rate earned in the account from which
               Funds are being transferred
         j  =  current rate for a new Guarantee Period  equal to the remaining term in the current  Guarantee Period
         n  =  number of months remaining in the
               current Guarantee Period (rounded up)

There will be no Market Value Adjustment on withdrawals from Guarantee Period Account(s) in the following situations: (1) Death Benefit; (2) amounts withdrawn to pay fees or charges; (3) amounts withdrawn from the Guarantee Period Account(s) within 30 days after the end of the Guarantee Period; and (4) on amounts transferred from the DCA Fixed Account(s) Option.

Waiver of Withdrawal Charges
Withdrawal charges are waived for all of the following.

1. In each contract year withdrawals during the year totaling up to 10% of your prior contract anniversary contract value.

2. Withdrawals made if both you and the annuitant were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home, and have been for the prior 60 days.

    To qualify, the nursing home must:

    a. be licensed by an appropriate licensing agency to provide nursing services; and
    b. provide 24-hour-a-day nursing services; and
    c. have a doctor available for emergency situations; and
    d. have a nurse on duty or call at all times; and
    e. maintain clinical records; and
    f. have appropriate methods for administering drugs.

3. Withdrawal charges are waived if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

4. We will waive the Withdrawal Charges for withdrawals taken if you or the annuitant:

    a. become disabled within the meaning of IRCss.72(m)(7) after the contract date of the contract; and

    b. are receiving Social Security disability or state long-term disability benefits; and

    c. are 70 years old or younger on the date of withdrawal.

    We must receive due proof of the items above at the time of your request which includes, but is not limited to, a legible photocopy of the payments described in item (2), the application for such payments that meet the above criteria with regard to dates, and a signed letter from you that you or the annuitant meet the above criteria.

5. IRA required minimum distributions, for those amounts required to be distributed from this contract only.

6.  Annuity payment plan payments.

7.  Payments made in the event of the death of the owner or annuitant.

Withdrawal Order
If you make a withdrawal during a contract year which has a withdrawal charge (as indicated under Contract Data), free amounts (as indicated in Waiver of Withdrawal Charges) are withdrawn first. Any additional amounts you withdraw that contract year are then subject to withdrawal charges.

Suspension or Delay in Payment
of Withdrawal
We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

1.  when the New York Stock Exchange is closed; or

2.  when trading on the New York Stock Exchange is restricted; or

3.  when an emergency exists as a result of which:

    a. disposal of securities held in the variable subaccounts is not reasonably practical; or

    b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

                               Annuity Provisions

Annuitization
When annuitization occurs, the contract value, less any applicable Market Value Adjustment will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Change of Retirement Date
You may change the retirement date shown for this contract. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our administrative office.

The maximum retirement date on an IRA contract is the later of:

1. the April 1 following the calendar year in which the annuitant attains age 70 1/2; or

2. such other date which satisfies the minimum distribution requirements under the Code, its regulations, and/or promulgations by the Internal Revenue Service.

Notwithstanding the above, and for all nonqualified contracts, the maximum retirement date is the later of:

1.  the annuitant's 85th birthday; or

2.  the 10th contract anniversary; or

3.  such other date as agreed to by us.

Annuity Payment Plans
Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

If this is an IRA, payment amounts, durations and life expectancy calculations must comply with Section 401(a)(9) of the Code and the Regulations thereunder and generally must:

1. provide for payments over your life or over your and your beneficiary's lives; or

2. provide for payments over a period which does not exceed your life expectancy and/or the life expectancy of you and your beneficiary; and

3. meet the minimum incidental death benefit requirements under the Code and all related laws and regulations which are then in effect.

An appropriate annuity payment plan is intended to satisfy the following requirements that otherwise apply: the annual distribution required to be made by your IRA required beginning date is for the calendar year in which you reached age 70 1/2; annual payments for subsequent years, including the year in which your IRA required beginning date occurs, must be made by December 31 of that year.

You shall have the sole responsibility for electing an annuity payment plan that complies with this Contract and applicable law.

Plan A -- This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, 10 or 15 years. You must select the guaranteed period.

Plan C -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

Plan D -- Monthly annuity payments will be paid during the lifetime of the annuitant and joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the annuitant and joint annuitant.

Plan E -- This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

You may select the plan by written request to us at least 30 days before the retirement date. If at least 30 days before the retirement date we have not received at our administrative office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years.

If the amount to be applied to a plan would not provide a monthly payment of at least $20, we have the right to change the frequency of the payment or to make a lump sum payment of the contract value.

Allocation of Contract Values at Annuitization
At the time of annuitization under an Annuity Payment Plan, you may reallocate your contract value to the One Year Fixed Account to provide fixed dollar payments and/or among the variable subaccounts, to provide variable annuity payments. We reserve the right to limit the number of variable subaccounts used at any one time during annuitization. The Guarantee Period Accounts are not available after annuitization.

Fixed Annuity
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same. At annuitization the fixed account contract value will be applied to the applicable Annuity Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B on Page 19.

Variable Annuity
A variable annuity is an annuity with payments which:

1.  are not predetermined or guaranteed as to dollar amount; and

2.  vary in amount with the investment experience of the variable subaccounts.

Determination of the First Variable Annuity Payment
At annuitization, the variable account contract value will be applied to the applicable Annuity Table. This will be done:

1. on the valuation date on or next preceding the seventh calendar day before the retirement date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on Page 18.

Variable Annuity Payments After the First Payment
Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the seventh calendar day before the retirement date. This result establishes the number of annuity units for each monthly annuity payment after the first payment. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

Exchange of Annuity Units
After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. We reserve the right to limit the number of variable subaccounts used at any one time. Once annuity payments start no exchanges may be made to or from any fixed annuity.

                             Tables of Annuity Rates

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Annuity Rates in effect at annuitization. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at annuitization. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at annuitization.

                         Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
                           Plan A                            Plan B                            Plan C           Plan D
------------------------------------------------------------------------------------------------------------------------------------
  Age                    Life Income                   Life Income with                     Life Income    Joint & Survivor
  at        Beginning    Non-Refund       Five Years       Ten Years       Fifteen Years    Installment       Non-Refund
Annui-         In                           Certain         Certain           Certain         Refund         Male & Female
tization      Year       Male  Female    Male    Female  Male    Female    Male   Female   Male   Female       Same Age
------------------------------------------------------------------------------------------------------------------------------------
Age 65        2005      6.49    5.85     6.44    5.83    6.29    5.77     6.06    5.66    6.13    5.67         5.34
              2010      6.40    5.78     6.35    5.76    6.22    5.71     6.00    5.61    6.06    5.61         5.30
              2015      6.31    5.72     6.27    5.70    6.15    5.65     5.95    5.56    6.00    5.56         5.25
              2020      6.23    5.66     6.19    5.64    6.08    5.60     5.90    5.52    5.93    5.51         5.21
              2025      6.15    5.60     6.12    5.59    6.01    5.54     5.84    5.47    5.88    5.47         5.18
              2030      6.08    5.55     6.05    5.53    5.95    5.50     5.80    5.43    5.82    5.43         5.14

Age 70        2005      7.41    6.54     7.29    6.50    6.98    6.36     6.54    6.14    6.79    6.22         5.85
              2010      7.28    6.45     7.17    6.41    6.88    6.28     6.48    6.08    6.70    6.15         5.78
              2015      7.16    6.35     7.06    6.32    6.80    6.21     6.42    6.03    6.61    6.08         5.72
              2020      7.04    6.27     6.95    6.24    6.71    6.14     6.37    5.97    6.53    6.01         5.66
              2025      6.93    6.19     6.85    6.16    6.63    6.07     6.31    5.92    6.45    5.95         5.61
              2030      6.83    6.11     6.76    6.09    6.55    6.01     6.26    5.87    6.38    5.90         5.56

Age 75        2005      8.67    7.58     8.42    7.47    7.78    7.15     7.02    6.70    7.65    6.99         6.59
              2010      8.49    7.43     8.26    7.34    7.68    7.05     6.97    6.63    7.53    6.89         6.49
              2015      8.32    7.30     8.11    7.21    7.58    6.96     6.91    6.57    7.42    6.80         6.40
              2020      8.16    7.18     7.97    7.10    7.48    6.87     6.86    6.51    7.31    6.71         6.31
              2025      8.00    7.06     7.83    6.99    7.38    6.78     6.81    6.46    7.21    6.62         6.24
              2030      7.86    6.95     7.70    6.89    7.29    6.70     6.75    6.40    7.12    6.55         6.16

Age 85        2005     13.01   11.44    11.71   10.69    9.46    9.09     7.69    7.60   10.30    9.50         9.30
              2010     12.65   11.12    11.48   10.45    9.38    9.00     7.67    7.58   10.11    9.32         9.09
              2015     12.31   10.82    11.26   10.23    9.30    8.90     7.66    7.56    9.93    9.15         8.90
              2020     11.99   10.55    11.04   10.02    9.22    8.80     7.64    7.53    9.76    9.00         8.72
              2025     11.70   10.29    10.84    9.83    9.15    8.71     7.62    7.51    9.60    8.85         8.55
              2030     11.42   10.06    10.64    9.64    9.07    8.62     7.61    7.48    9.45    8.72         8.40
------------------------------------------------------------------------------------------------------------------------------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

------------------------------------------------------------------------------------------------------------------------------------
                          Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
    Years Payable      Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
        10                 10.51                 17                  7.20                   24                 5.88
        11                  9.77                 18                  6.94                   25                 5.76
        12                  9.16                 19                  6.71                   26                 5.65
        13                  8.64                 20                  6.51                   27                 5.54
        14                  8.20                 21                  6.33                   28                 5.45
        15                  7.82                 22                  6.17                   29                 5.36
        16                  7.49                 23                  6.02                   30                 5.28
------------------------------------------------------------------------------------------------------------------------------------

                        Table B - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

------------------------------------------------------------------------------------------------------------------------------------
                           Plan A                            Plan B                            Plan C           Plan D
------------------------------------------------------------------------------------------------------------------------------------
 Age                     Life Income                   Life Income with                     Life Income    Joint & Survivor
  at        Beginning    Non-Refund       Five Years       Ten Years       Fifteen Years    Installment       Non-Refund
Annui-         In                           Certain         Certain           Certain         Refund         Male & Female
tization      Year       Male  Female    Male    Female  Male    Female    Male   Female   Male   Female       Same Age
------------------------------------------------------------------------------------------------------------------------------------
Age 65        2005       5.32    4.69    5.28    4.68    5.16    4.63     4.96    4.54    4.85    4.44         4.21
              2010       5.23    4.62    5.19    4.61    5.08    4.57     4.90    4.49    4.79    4.39         4.16
              2015       5.14    4.56    5.11    4.55    5.01    4.51     4.84    4.43    4.73    4.34         4.12
              2020       5.06    4.50    5.03    4.49    4.94    4.45     4.78    4.39    4.67    4.30         4.07
              2025       4.98    4.44    4.95    4.43    4.87    4.40     4.73    4.34    4.61    4.26         4.03
              2030       4.90    4.38    4.88    4.38    4.81    4.35     4.68    4.30    4.56    4.22         4.00

Age 70        2005       6.24    5.40    6.15    5.37    5.88    5.26     5.49    5.07    5.47    4.98         4.75
              2010       6.11    5.31    6.03    5.28    5.79    5.18     5.42    5.00    5.38    4.91         4.68
              2015       5.99    5.21    5.92    5.19    5.70    5.10     5.36    4.94    5.31    4.85         4.62
              2020       5.87    5.13    5.81    5.10    5.61    5.03     5.30    4.88    5.23    4.79         4.56
              2025       5.77    5.05    5.71    5.03    5.53    4.96     5.24    4.83    5.16    4.73         4.50
              2030       5.66    4.97    5.61    4.95    5.45    4.89     5.18    4.77    5.10    4.68         4.45

Age 75        2005       7.51    6.45    7.30    6.36    6.74    6.09     6.01    5.67    6.27    5.70         5.52
              2010       7.33    6.31    7.14    6.23    6.63    5.99     5.95    5.60    6.16    5.61         5.42
              2015       7.15    6.17    6.99    6.10    6.52    5.89     5.90    5.54    6.06    5.53         5.33
              2020       6.99    6.05    6.84    5.99    6.42    5.79     5.84    5.47    5.97    5.45         5.24
              2025       6.84    5.93    6.71    5.88    6.32    5.71     5.78    5.41    5.88    5.38         5.16
              2030       6.70    5.83    6.58    5.78    6.23    5.62     5.73    5.35    5.79    5.31         5.09

Age 85        2005      11.85   10.31   10.68    9.65    8.52    8.14     6.73    6.64    8.69    8.00         8.28
              2010      11.49   10.00   10.45    9.41    8.44    8.04     6.72    6.62    8.53    7.85         8.07
              2015      11.15    9.70   10.22    9.19    8.36    7.93     6.70    6.59    8.38    7.70         7.88
              2020      10.84    9.43   10.00    8.98    8.27    7.83     6.68    6.57    8.23    7.57         7.70
              2025      10.55    9.18    9.79    8.78    8.19    7.74     6.67    6.54    8.09    7.45         7.53
              2030      10.28    8.95    9.60    8.59    8.11    7.64     6.65    6.52    7.96    7.33         7.38
------------------------------------------------------------------------------------------------------------------------------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 3.0% with 100% Projection Scale G. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3.0% annual effective interest rate.

------------------------------------------------------------------------------------------------------------------------------------
                        Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
   Years Payable       Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
        10                  9.61                 17                  6.23                   24                 4.84
        11                  8.86                 18                  5.96                   25                 4.71
        12                  8.24                 19                  5.73                   26                 4.59
        13                  7.71                 20                  5.51                   27                 4.47
        14                  7.26                 21                  5.32                   28                 4.37
        15                  6.87                 22                  5.15                   29                 4.27
        16                  6.53                 23                  4.99                   30                 4.18
------------------------------------------------------------------------------------------------------------------------------------

                            Deferred Annuity Contract
(logo)
AMERICAN                                 American Enterprise Life
EXPRESS                                  Insurance Company
                                         Administrative Offices:
                                         [829 AXP Financial Center]
                                         [Minneapolis, MN 55474]

o   Flexible Purchase Payment
o   Investment Experience Reflected in Benefits
o   Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments
o   Annuity Payments to Begin on the Retirement Date
o   This Contract is Nonparticipating - Dividends Are Not Payable

                                                    CONTRACT DATA


Contract Number:           [9920-SAMPLE]    Contract Date:    [November 1, 2001]
Initial Purchase Payment:  [$10,000]        Retirement Date:  [November 1, 2051]
Annuitant:                 [John Doe]       Contract Type:    [Non-Qualified]
Contract Owner:            [John Doe]


Upon issuance of this contract your initial purchase payment has been applied to the one year fixed account, guarantee period accounts and variable subaccounts as shown below. You may make additional payments and change the purchase payment allocation as provided in this contract. Refer to the purchase payments provision on Page 9.

                                Purchase Payment                                 Purchase Payment
    Allocation                    Allocation Percentage        Allocation          Allocation Percentage
    AEL One Year Fixed Account            [%]                 [Fund 14                      [%
                                                               Fund 15                       %
    [2 Year Guarantee Period Account      [%                   Fund 16                       %
     3 Year Guarantee Period Account       %                   Fund 17                       %
     4 Year Guarantee Period Account       %                   Fund 18                       %
     5 Year Guarantee Period Account       %                   Fund 19                       %
     6 Year Guarantee Period Account       %                   Fund 20                       %
     7 Year Guarantee Period Account       %                   Fund 21                       %
     8 Year Guarantee Period Account       %                   Fund 22                       %
     9 Year Guarantee Period Account       %                   Fund 23                       %
    10 Year Guarantee Period Account]      %]                  Fund 24                       %
                                                               Fund 25                       %
                                                               Fund 26                       %
    [Fund 1                               [%                   Fund 27                       %
     Fund 2                                %                   Fund 28                       %
     Fund 3                                %                   Fund 29                       %
     Fund 4                                %                   Fund 30                       %
     Fund 5                                %                   Fund 31                       %
     Fund 6                                %                   Fund 32                       %
     Fund 7                                %                   Fund 33                       %
     Fund 8                                %                   Fund 34                       %
     Fund 9                                %                   Fund 35                       %
     Fund 10                               %                   Fund 36                       %
     Fund 11                               %                   Fund 37                       %
     Fund 12                               %                   Fund 38                       %
     Fund 13]                              %]                  Fund 39]                      %]

271496DP                            Page 2A

Contract Number:           [9920-SAMPLE]    Contract Date:    [November 1, 2001]

Death Benefit Option:      [Option A]


[Enhanced Death Benefit Rider Attached]

[Guaranteed Minimum Income Benefit Rider Attached        Annual Charge of .30%
"Subaccount Limitation under the Guaranteed Minimum
Income Benefit: We reserve the right to limit the amount in the [Wells Fargo Money Market] Fund to (10%) of the total amount in the subaccounts."]

[Benefit Protector Death Benefit Rider Attached          Annual Charge of [.25%]

    Rider Benefit Percentage                  [40%]
    Maximum Earnings at Death Percentage     [250%]]

[Benefit Protector Plus Death Benefit Rider Attached     Annual Charge of [.40%]

    Rider Benefit Percentage                  [40%]
    Maximum Earnings at Death Percentage     [250%]
    Purchase Payment Percentage Schedule
        Death Occurring in Contract Years   Percentage
        ---------------------------------   ----------
                  1 - 2                       [ 0%]
                  3 - 4                       [10%]
                  5 and later                 [20%]]

Withdrawal Charge: If you withdraw all or a portion of this contract, a withdrawal charge may apply. A withdrawal charge applies if all or part of the contract value is withdrawn during the first [four] contract years.

            Contract Years                     Withdrawal Charge

              [   1                             [8.0% of amount withdrawn
                  2                              8.0% of amount withdrawn
                  3                              7.0% of amount withdrawn
                  4                              6.0% of amount withdrawn
              Thereafter]                        0.0% of amount withdrawn]

You may withdraw amounts totaling up to 10 percent of your prior contract anniversary contract value each contract year without incurring a withdrawal charge. Refer to the withdrawal charge provision on page 14 for additional withdrawal charge information.

Mortality and Expense
Risk Charge:                  [1.25%    prints if DB Option A]      See page 13.
                              [1.35%    prints if DB Option B]
                              [1.55%    prints if DB Option C (B with EDB rider]

Variable Account
Administrative Charge:          .15%                                See page 13.

Contract Administrative
Charge:    [$40] waived at contract values of [$100,000] or more.   See page 11.

271496DP                         Page 2B

Contract Number:           [9920-SAMPLE]    Contract Date:    [November 1, 2001]


The Maximum Total
Purchase Payment:                  [$1,000,000] for issue ages through age [85]]
                                   [  [ $100,000] for issue ages [86-90]]

The Minimum Additional
Purchase Payments:                 [$100]

The Minimum Investment in Any
Guarantee Period Account:          [$1,000]

The Guaranteed Minimum Effective Interest Rate to be credited to the AEL One Year Fixed Account and Guarantee Period Account(s) is 3%.

Market Value Adjustment
All payments and values based on the Guarantee Period Accounts are subject to a Market Value Adjustment formula, the operation of which may result in upward and downward adjustments in amounts payable. See page 14.

271496DP                        Page 2C